Exhibit 10.15

November 10, 2025

Garrett Winslow

Dear Garrett:

As you may know, Galecto, Inc. (the “Company”) recently entered into that certain Agreement and Plan of Merger, effective November 10, 2025, pursuant to which the Company acquired Damora Therapeutics, Inc., a Delaware corporation, in an all-stock transaction (the “Transaction”).

In connection with the Transaction, we are pleased to offer you a one-time cash retention bonus in the amount of $160,160 (the “Retention Bonus”), less applicable taxes and withholdings, which will vest and become payable on April 30, 2026 (the “Vesting Date”), subject to your continued employment with the Company and its subsidiaries through such date. Payment of the Retention Bonus will be made within 60 days following the Vesting Date. Notwithstanding the foregoing, in the event of your termination of employment by the Company without Cause prior to the Vesting Date, the Company will pay you the unpaid Retention Bonus within 60 days following your termination date, subject to your execution and non-revocation of a release of claims provided by the Company. “Cause” shall have the meaning set forth in the Company’s Executive Separation Benefits Plan (the “Severance Plan”).

For the avoidance of doubt, (i) this letter agreement does not alter your rights under the Severance Plan or or any prior employment agreement, offer letter or retention compensation agreements between you and the Company, including any severance rights thereunder, and (ii) the Transaction does not constitute a “Sale Event” under the Company’s equity plans, the Severance Plan, or any employment agreement, offer letter or retention compensation agreements between you and the Company.

This letter agreement does not create any employment rights not specifically set forth herein, and your employment remains at-will and can be terminated by the Company or its applicable affiliate at any time and for any reason. This letter agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.

This letter agreement shall be governed by the law of Massachusetts, excluding laws relating to conflicts or choice of law.

Sincerely, Galecto, Inc.

By: /s/ Hans Schambye

Name: Hans Schambye

Title: President & CEO

Agreed and accepted as of November 10, 2025.

By: /s/ Garrett Winslow

Name: Garrett Winslow